FS Investment Corporation 8-K

Exhibit 99.1

FSIC Announces Earnings Release and Conference Call Schedule For Second Quarter 2018

PHILADELPHIA, PA, July 26, 2018 – FS Investment Corporation (NYSE: FSIC) announced today plans to release its second quarter 2018 results after the close of trading on the New York Stock Exchange on Thursday, August 9, 2018.

FSIC will host a conference call at 10:00 a.m. (Eastern Time) on Friday, August 10, 2018, to discuss its second quarter 2018 results. All interested parties are welcome to participate and can access the conference call by dialing (877) 472-8671 and using conference ID 3745405 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports after the market close on Thursday, August 9, 2018.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

About FS Investment Corporation

FSIC is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. FSIC is advised by FS/KKR Advisor, LLC. For more information, please visit www.fsinvestmentcorp.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to six BDCs, including FS Investment Corporation, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust, Inc. and Corporate Capital Trust II.

FS/KKR seeks to leverage the size of its platform, differentiated origination capabilities and expertise in capital markets to maximize returns and preserve capital for investors.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

FS Investments Media Team
media@fsinvestments.com

Investor Relations Contact
Marc Yaklofsky
marc.yaklofsky@fsinvestments.com